LOAN AGREEMENT, by and between DCI USA, Inc., a Delaware corporation (the “Borrower”), and Russull Brothers, Inc. (the “Lender”).

WHEREAS, during the course of the fourth calendar quarter of 2007 the Lender has assumed and promised to repay certain debts incurred by the Borrower to third parties on the Borrower’s behalf and, in addition, the Lender has on several occasions advanced cash to the Borrower; and

WHEREAS, the aggregate amount of the Borrower’s afore mentioned debts which have been assumed by the Lender and the cash advanced by the Lender to the Borrower was $1,335,761 on December 31, 2007 (the “Principal Outstanding Amount”); and

WHEREAS, the Lender and the Borrower wish to provide for repayment of the Principal Outstanding Amount, and for payment of annual interest on the outstanding portion thereof.

NOW, THEREFORE, subject to the terms and conditions of this Loan Agreement and for good and valuable consideration, the adequacy and receipt of which are acknowledged, the parties hereto hereby agree as follows:

1. The Borrower hereby agrees to pay the Principal Outstanding Amount to the Lender, upon demand at any time or in installments from time to time, and to pay interest to the Lender, annually at an annual rate of 6%, on any portion of the Principal Outstanding Amount which is outstanding on the last business day of December, until the entire Principal Outstanding Amount hereunder and any accrued and unpaid interest is paid in full.

2. Interest shall be calculated on the last business day of December, at the rate of 6% on the basis of the portion of the Principal Outstanding Amount outstanding on such date, and may be accrued and added to the Principal Outstanding Amount or paid, at the election of the Borrower, no later than the 10th business day of January.

3. Payments of the Principal Outstanding Amount and any interest accrued hereunder may be made by wire transfer, to an account designated in writing by the Lender, or by personal check delivered to the Lender at the address appearing next to Lender’s signature below, by certified mail, return receipt requested.

4. Each of the parties to this Loan Agreement acknowledges and agrees that it has had an opportunity to consult with an attorney before signing this Loan Agreement, and it does not feel that it is being coerced to sign this Loan Agreement or that its signing would for any reason not be voluntary.

5. This Loan Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. The parties hereby irrevocably consent to the in personam jurisdiction and venue of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Loan Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed the foregoing Loan Agreement this 20 day of April, 2008.
DCI USA, INC.		RUSSULL BROTHERS, INC.

/s/ Jonathan Rigbi		/s/ Ofer Arbib
Name:	Jonathan Rigbi	Name: Ofer Arbib
Title:	Chief Financial Officer	Title: President

Lender’s Address:

c/o Pearl Cohen Zedek Latzer
1500 Broadway, New York, NY 10036